Exhibit 21.1

VCG HOLDING CORP.

SUBSIDIARIES

The following is a list of all subsidiaries of VCG Holding Corp., including the state of incorporation of each subsidiary and the names under which such subsidiaries do business:

1.	Platinum of Illinois, Incorporated,
an Illinois corporation,
d.b.a. “The Platinum Club”

2.	Indy Restaurant Concepts, Inc.,
an Indiana corporation,
d.b.a. “PT’s® Showclub”

3.	Tennessee Restaurant Concepts, Inc.,
a Tennessee corporation,
d.b.a. “PT’s® Showclub”

4.	VCG Real Estate Holding, Inc.,
a Colorado corporation